Exhibit 99.1

For Immediate Release

Press Release	Media Contact: Brendan Ranson-Walsh Vice President, Global External Communications 1.212.739.7212 Brendan.Ranson-Walsh@aecom.com	Investor Contact: Will Gabrielski Vice President, Investor Relations 1.213.593.8208 William.Gabrielski@aecom.com

AECOM announces amendment to existing credit facilities

LOS ANGELES (September 29, 2016) — AECOM (NYSE:ACM), a premier, fully integrated global infrastructure firm, today announced it has completed an amendment of its existing credit facilities. This transaction, which was facilitated by the Company’s strong financial position and favorable bank market conditions, reduces the Company’s borrowing cost and provides additional flexibility to execute on its strategy.

The amended credit agreement, as approved by AECOM’s lenders, includes the following benefits:

•                  Reduces the borrowing rate on the revolving credit and Term Loan A facilities by 50 basis points;

•                  Lowers bank commitment and letter of credit fees;

•                  Extends the maturity of the revolving credit and Term Loan A facilities by two years to 2021; and

•                  Provides the flexibility of a delayed draw term loan to redeem an upcoming bond maturity.

AECOM anticipates its interest expense in fiscal 2017, excluding fees, will be reduced by approximately $10 million as a result of the transaction.

“Having a strong balance sheet supported by consistent cash flow is a key enabler of achieving our vision to become the world’s premier fully integrated global infrastructure firm,” said Michael S. Burke, AECOM’s chairman and chief executive officer.

“AECOM has delivered strong cash flow and debt reduction since closing the URS transaction nearly two years ago, allowing us to opportunistically access the market on very favorable terms,” added W. Troy Rudd, AECOM’s chief financial officer.

In conjunction with the amended credit agreement, AECOM will file a Form 8-K with the Securities and Exchange Commission.

About AECOM

AECOM is built to deliver a better world. We design, build, finance and operate infrastructure assets for governments, businesses and organizations in more than 150 countries. As a fully integrated firm, we connect knowledge and experience across our global network of experts to help clients solve their most complex challenges. From high-performance buildings and infrastructure, to resilient communities and environments, to stable and secure nations, our work is transformative, differentiated and vital. A Fortune 500 firm, AECOM had revenue of approximately $18 billion during fiscal year 2015. See how we deliver what others can only imagine at aecom.com and @AECOM.

Forward-Looking Statements: All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including statements relating to future borrowing rates and bank fees, future credit agreement expiration, future bond redemptions, future interest expense reductions as well as future economic and industry conditions. Actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2016, and our other reports filed with the U.S. Securities and Exchange Commission. AECOM does not intend, and undertakes no obligation, to update any forward-looking statements.

###